Exhibit 99.1

LKQ Corporation Announces 2007 Third Quarter Financial Results with Record Revenue and Continued Margin Expansion

Chicago, IL—October 25, 2007—LKQ Corporation (NASDAQ: LKQX) today announced results for its third quarter ended September 30, 2007, with revenue of $243.5 million, net income of $14.6 million and diluted earnings per share of $0.25.

“We exceeded our previously issued earnings estimates for the third quarter. We reported record revenue along with the continued expansion of our operating income margin to 10.5% compared to 9.0% in the third quarter of 2006,” said Joseph M. Holsten, President and Chief Executive Officer. “In addition we had robust organic revenue growth of almost 16% for the quarter.”

“Another significant achievement this quarter was a very successful public equity offering towards the end of the quarter, followed by our acquisition of Keystone Automotive Industries, Inc.,” said Mr. Holsten. “This acquisition creates an alternative replacement parts business with over $1.6 billion of trailing annual revenue. Keystone’s aftermarket product line is a perfect complement to LKQ’s leading presence in the recycled parts marketplace. We now have an expanded national network of nearly 300 facilities that allow us to offer readily available, high quality recycled, refurbished and aftermarket collision repair parts to our customers.”

2007 Reported Results

For the third quarter of 2007, revenue increased 23.2% to $243.5 million compared with $197.7 million for the third quarter of 2006. Our organic revenue growth for the quarter was 15.9%. Net income for the quarter increased 39.2% to $14.6 million compared with $10.5 million for the third quarter of 2006. Diluted earnings per share was $0.25 for the quarter compared with $0.19 for the third quarter of 2006.

For the nine months ended September 30, 2007, revenue increased 21.8% to $712.1 million compared with $584.8 million for the same period in 2006. This included organic revenue growth of 12.1%. For the nine months ended September 30, 2007, net income increased 29.7% to $44.4 million compared with $34.2 million for the same period in 2006. Diluted earnings per share was $0.78 for the nine months ended September 30, 2007 compared with $0.61 for the same period a year ago.

Our consolidated aftermarket collision replacement parts, refurbished wheels and refurbished lighting revenue for the first nine months was $173.5 million. In addition we operate an aluminum smelter that melts damaged and unusable wheel cores as a means of product disposal. For the first nine months of 2007, the smelter’s revenue was $29.4 million at a gross margin of approximately 5.3%, compared to $19.9 million of revenue at a gross margin of approximately 6.7% for the eight months we owned the smelter in the first three quarters of 2006.

The weighted average diluted shares outstanding for the third quarter of 2007 was 57.6 million compared to 55.9 million for the third quarter of 2006, and for the nine months ended September 30, 2007 was 56.6 million compared to 55.7 million for the nine months ended September 30, 2006.

On September 25, 2007, we completed our public offering of 13.8 million shares of our common stock at a price per share to the public of $31.00. The offering included 11.8 million shares sold by us and 2.0 million shares sold by selling stockholders. The shares sold by us included 1.8 million shares sold pursuant to the exercise of the underwriters’ over-allotment option. We received approximately $349.5 million in net proceeds from the sale of the shares by us in the offering, after deducting discounts and commissions and the estimated expenses of the offering.

Business Acquisitions in 2007

In the first few months of 2007, we acquired two businesses that had approximately $6.1 million in annual revenue. Northern Light Refinishing, which we acquired in January, refurbishes head and tail lights near Grand Rapids, MI. The other business, Potomac German Auto, which we acquired in February, is a recycling business that serves the professional repair market from two locations totaling 13 acres. One facility is in Frederick, MD and the other is in St. Augustine, FL. These locations specialize in Mercedes Benz and BMW vehicles.

In March and April we acquired three businesses that had approximately $9.0 million in trailing annual revenue prior to our acquisition of them. These businesses are Al’s Atomic, a retail oriented recycling business with two facilities in Dallas, TX operating on 50 acres, Crash Parts Warehouse, a small aftermarket business in Birmingham, AL, and Thruway, a small recycling business on 30 acres in Parryville, PA that will be a start-up for us to better serve the professional repair market in the greater Philadelphia area.

In May we acquired two businesses that operated at annual revenue levels of approximately $9.0 million (U.S.). These businesses are Dominion Auto, a recycled parts business near Toronto, Canada that serves the professional repair market with an approximately 13 acre facility, and Cenla Body Parts, an aftermarket business located in Alexandria, Louisiana.

In July we acquired Pintendre Autos, a recycled parts business near Quebec City, Canada that generates annual revenue of approximately $29 million (U.S.). This business primarily serves the professional repair market for not only automobiles but also for heavy trucks and several types of light duty vehicles and operates on property totaling approximately 125 acres.

On October 12, we acquired Keystone Automotive Industries, a leader in providing aftermarket vehicle collision replacement parts. For the year ended March 30, 2007, Keystone reported sales and net income of $714.0 million and $30.3 million, respectively. For the 13 weeks ended June 29, 2007 they reported $180.7 million of revenue and $7.4 million of net income.

We obtained a senior secured debt financing facility from Lehman Brothers Inc. and Deutsche Bank Securities Inc. on October 12 to fund a portion of the Keystone acquisition. This facility consists of approximately $750 million of borrowing capacity. It is made up of a six year $610 million term loan, a six year CDN $40 million Canadian term loan, a six year $15 million dual currency (Canadian dollars and U.S. dollars) revolving credit facility and a six year $85 million revolving credit facility. As of October 25, 2007, we had outstanding debt under our new debt facility of $650.0 million.

Company Outlook

We expect that 2007 organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2006 business acquisitions and the acquisitions that we have completed so far in 2007.

On July 26, 2007 as part of our second quarter earnings release, we indicated that we expected our 2007 net income to be within a range of $56.0 million to $58.0 million and diluted earnings per share to be between $0.99 and $1.03. We also estimated at that time that the weighted average diluted shares outstanding for the full year 2007 would be approximately 56.5 million. These estimates were prior to any effects of our recent equity offering, the closing of the Keystone acquisition and the related senior secured debt financing. If the equity offering and the Keystone acquisition had not occurred, we would expect our full year 2007 financial guidance to be closer to the higher end of the net income and diluted earnings per share range we indicated on July 26, 2007.

Because we closed the Keystone acquisition on October 12, 2007, we will have limited time to achieve cost synergies during 2007. Accordingly we expect the effect of this acquisition and the related financing on our previously estimated 2007 financial guidance to be slightly dilutive.

We expect to obtain between $15 and $20 million in gross cost synergies from Keystone in 2008 and expect this acquisition and related financing costs, exclusive of any restructuring expenses, to be slightly accretive to our 2008 dilutive earnings per share.

We estimate the weighted average diluted shares outstanding for the fourth quarter of 2007 will be approximately 69.0 million and for the full year 2007 will be approximately 60.0 million. These share numbers are estimates and will be affected by factors such as any future stock issuances, the number of our options exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our third quarter 2007 earnings results on Thursday, October 25, 2007 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on our website approximately two hours after the live presentation and will remain on the site until November 8, 2007.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights to repair light vehicles. LKQ operates close to 300 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•                  the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration;

•                  the ability to maintain Keystone’s vendor and key customer relationships and retain key employees;

•                  the availability and cost of inventory;

•                  pricing of new OEM replacement parts;

•                  variations in vehicle accident rates;

•                  changes in state or federal laws or regulations affecting our business;

•                  fluctuations in fuel prices;

•                  changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•                  changes in the types of replacement parts that insurance carriers will accept in the repair process;

•                  the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

•                  declines in asset values;

•                  uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;

•                  uncertainty as to our future profitability;

•                  increasing competition in the automotive parts industry;

•                  our ability to increase or maintain revenue and profitability at our facilities;

•                  uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•                  our ability to operate within the limitations imposed by financing arrangements;

•                  our ability to obtain financing on acceptable terms to finance our growth;

•                  our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•                  our ability to develop and implement the operational and financial systems needed to manage our growing operations; and

•                  other risks that are described in our Form 10-K filed February 28, 2007 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

( In thousands, except per share data )

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$243,495	$197,659	$712,091	$584,835

Cost of goods sold	135,038	108,222	391,455	318,872

Gross margin	108,457	89,437	320,636	265,963

Facility and warehouse expenses	26,188	22,445	76,432	63,025

Distribution expenses	23,803	20,387	68,191	60,121

Selling, general and administrative expenses	29,107	25,604	85,969	75,245

Depreciation and amortization	3,768	3,136	10,549	8,764

Operating income	25,591	17,865	79,495	58,808

Other (income) expense:
Interest expense, net	2,241	1,829	6,067	4,119
Other income, net	(468)	(238)	(1,143)	(1,172)

Total other expense	1,773	1,591	4,924	2,947

Income before provision for income taxes	23,818	16,274	74,571	55,861

Provision for income taxes	9,259	5,816	30,202	21,656

Net income	$14,559	$10,458	$44,369	$34,205

Net income per share:
Basic	$0.27	$0.20	$0.82	$0.65

Diluted	$0.25	$0.19	$0.78	$0.61

Weighted average common shares outstanding:
Basic	54,663	53,098	53,839	52,658

Diluted	57,556	55,910	56,618	55,722

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

( In thousands )

	Nine Months Ended September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,369	$34,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,933	8,915
Share-based compensation expense	2,386	1,521
Deferred income taxes	4,576	3,184
Excess tax benefit from exercise of stock options	(12,150)	(5,696)
Gain on sale of investment securities	—	(719)
Other adjustments	(94)	13
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(8,464)	(887)
Inventory	(21,853)	(11,929)
Prepaid income taxes / income taxes payable	5,299	1,562
Other operating assets and liabilities	6,505	655

Net cash provided by operating activities	31,507	30,824

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(25,678)	(24,232)
Purchases of investment securities	(5,885)	—
Proceeds from sale of investment securities	—	849
Repayment of escrow	—	(2,561)
Decrease in restricted cash in escrow	—	450
Cash used in acquisitions	(55,705)	(68,071)

Net cash used in investing activities	(87,268)	(93,565)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	349,529	—
Proceeds from the exercise of stock options and warrants	8,341	5,474
Excess tax benefit from exercise of stock options	12,150	5,696
Repurchase and retirement of redeemable common stock	(1,125)	—
Debt issuance costs	(206)	—
Net borrowings of long-term debt	(91,693)	54,754

Net cash provided by financing activities	276,996	65,924

Effect of exchange rate changes on cash and equivalents	74	—

Net increase in cash and equivalents	221,309	3,183

Cash and equivalents, beginning of period	4,031	3,173

Cash and equivalents, end of period	$225,340	$6,356

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
Assets

Current Assets:
Cash and equivalents	$225,340	$4,031
Receivables, net	60,920	49,254
Inventory	156,223	124,541
Deferred income taxes	2,341	2,619
Prepaid income taxes	6,030	—
Prepaid expenses	4,568	3,369

Total Current Assets	455,422	183,814

Property and Equipment, net	151,224	127,084
Intangibles	282,153	246,300
Other Assets	17,214	7,157

Total Assets	$906,013	$564,355

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$20,383	$19,242
Accrued expenses	32,617	29,504
Income taxes payable	—	304
Deferred revenue	4,850	3,859
Current portion of long-term obligations	10,825	8,485

Total Current Liabilities	68,675	61,394

Long-Term Obligations, Excluding Current Portion	1,696	91,962
Deferred Income Tax Liability	7,275	1,848
Other Noncurrent Liabilities	9,576	7,332

Redeemable Common Stock, $0.01 par value, 100,000 shares issued at December 31, 2006	—	617

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 66,496,913 and 53,299,827 shares issued at September 30, 2007 and December 31, 2006, respectively	665	533
Additional paid-in capital	694,955	323,189
Retained earnings	120,507	76,422
Accumulated other comprehensive income	2,664	1,058

Total Stockholders’ Equity	818,791	401,202

Total Liabilities and Stockholders’ Equity	$906,013	$564,355

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

($ in thousands)

	Three Months Ended September 30,
Operating Highlights	2007		2006
		% of Revenue		% of Revenue	$ Growth	% Growth

Revenue	$243,495	100.0%	$197,659	100.0%	$45,836	23.2%

Cost of goods sold	135,038	55.5%	108,222	54.8%	26,816	24.8%

Gross margin	108,457	44.5%	89,437	45.2%	19,020	21.3%

Facility and warehouse expenses	26,188	10.8%	22,445	11.4%	3,743	16.7%

Distribution expenses	23,803	9.8%	20,387	10.3%	3,416	16.8%

Selling, general and administrative expenses	29,107	12.0%	25,604	13.0%	3,503	13.7%

Depreciation and amortization	3,768	1.5%	3,136	1.6%	632	20.2%

Operating income	25,591	10.5%	17,865	9.0%	7,726	43.2%

Other (income) expense:
Interest expense, net	2,241	0.9%	1,829	0.9%	412	22.5%
Other income, net	(468)	-0.2%	(238)	-0.1%	(230)	96.6%

Total other expense	1,773	0.7%	1,591	0.8%	182	11.4%

Income before provision for income taxes	23,818	9.8%	16,274	8.2%	7,544	46.4%

Provision for income taxes	9,259	3.8%	5,816	2.9%	3,443	59.2%

Net income	$14,559	6.0%	$10,458	5.3%	$4,101	39.2%

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

($ in thousands)

	Nine Months Ended September 30,
Operating Highlights	2007		2006
		% of Revenue		% of Revenue	$ Growth	% Growth

Revenue	$712,091	100.0%	$584,835	100.0%	$127,256	21.8%

Cost of goods sold	391,455	55.0%	318,872	54.5%	72,583	22.8%

Gross margin	320,636	45.0%	265,963	45.5%	54,673	20.6%

Facility and warehouse expenses	76,432	10.7%	63,025	10.8%	13,407	21.3%

Distribution expenses	68,191	9.6%	60,121	10.3%	8,070	13.4%

Selling, general and administrative expenses	85,969	12.1%	75,245	12.9%	10,724	14.3%

Depreciation and amortization	10,549	1.5%	8,764	1.5%	1,785	20.4%

Operating income	79,495	11.2%	58,808	10.1%	20,687	35.2%

Other (income) expense:
Interest expense, net	6,067	0.9%	4,119	0.7%	1,948	47.3%
Other income, net	(1,143)	-0.2%	(1,172)	-0.2%	29	-2.5%

Total other expense	4,924	0.7%	2,947	0.5%	1,977	67.1%

Income before provision for income taxes	74,571	10.5%	55,861	9.6%	18,710	33.5%

Provision for income taxes	30,202	4.2%	21,656	3.7%	8,546	39.5%

Net income	$44,369	6.2%	$34,205	5.8%	$10,164	29.7%

The following table reconciles EBITDA to net income:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(In thousands)

Net income	$14,559	$10,458	$44,369	$34,205
Depreciation and amortization	3,876	3,286	10,933	8,915
Interest, net	2,241	1,829	6,067	4,119
Provision for income taxes	9,259	5,816	30,202	21,656

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$29,935	$21,389	$91,571	$68,895

EBITDA as a percentage of revenue	12.3%	10.8%	12.9%	11.8%